Exhibit 99.1

FOR IMMEDIATE RELEASE

July 6, 2015

TEGNA announces new $1.3 billion revolving credit facility and 5-year $200 million term loan

McLEAN, VA – TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., has entered into a $1.32 billion revolving credit facility, maturing in June, 2020, and a new five-year $200 million term loan. Both facilities became effective with the completion of the spinoff of the publishing business on June 29, 2015.

“We are very pleased with the terms of our revolving credit facility and term loan, both of which reflect the financial strength and projected growth trajectory of TEGNA,” said Gracia Martore, president and CEO, TEGNA. “We are well-positioned, and have more than sufficient financial flexibility, to continue to invest in innovation, high-impact strategic acquisitions and other opportunities for growth that complement and enhance the operational performance of the company, while continuing to deliver value to our shareholders.”

About TEGNA

TEGNA Inc. (NYSE: TGNA), formerly Gannett Co., Inc., is comprised of a dynamic portfolio of media and digital businesses that provide content that matters and brands that deliver. TEGNA reaches more than 90 million Americans and delivers highly relevant, useful and smart content, when and how people need it, to make the best decisions possible. TEGNA Media includes 46 television stations (including those serviced by TEGNA) and is the largest independent station group of major network affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. TEGNA Digital is comprised of Cars.com, the leading online destination for automotive consumers, CareerBuilder, a global leader in human capital solutions, and other powerful brands such as G/O Digital, Clipper and Sightline Media Group. For more information, visit www.TEGNA.com.

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For media inquiries, contact:

Jeremy Gaines

Vice President, Corporate Communications

703-854-6917

jmgaines@TEGNA.com

For investor inquiries, contact:

Jeffrey Heinz

Vice President, Investor Relations

703-854-6917

jheinz@TEGNA.com